EXHIBIT 99.1

October 8, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

A Broad and Diverse Toolkit for Community Support

Our foundational liquidity mission positions the Federal Home Loan Bank of New York to make a significant, positive and lasting impact in housing finance, community development and overall financial stability by serving as a reliable funding source for our members.  The funding that flows through the FHLBNY out to our members becomes the mortgages and business loans that put families into homes and create job opportunities, creating stronger communities.  As a whole, the Federal Home Loan Bank System promotes broad financial stability through access to our advances in all operating environments.  As the local lender’s local lenders, the FHLBanks help foster a resilient and diversified U.S. financial system comprised of thousands of local, community-based lenders – serving not only our continental economy, but economic needs specific to each of our Districts.

This focus on District needs extends to our housing and community development efforts.  Every Federal Home Loan Bank dedicates at least 10 percent of its earnings each year to support neighborhood housing and economic development activity through its Affordable Housing Program. In August, the FHLBNY announced $70.9 million in AHP grants for our 2026 round. But we, and our fellow FHLBanks, also voluntarily contribute at least an additional five percent of our annual earnings to fund affordable housing and community development activities beyond the AHP – with these efforts focused mainly on responding to the specific needs of the Districts we serve. The FHLBNY has made nearly $140 million available through the AHP and these additional activities in 2026.

Our consistent support for affordable housing and local community development is delivered through a broad and diverse toolkit, from credit products to grant programs to investment activities.  Last month, we expanded this toolkit with the launch of our new Housing Impact Grant, awarding $10.3 million in funding to six affordable housing initiatives that will create or preserve 366 affordable homes across our District.

Our Housing Impact Grant builds on the success of our current programs to provide additional flexibility for our cooperative to partner with members and housing organizations to respond to the needs of the communities we serve.

2026 FHLBNY Member Satisfaction Survey Launch

Our Housing Impact Grant, like all that we do, is built on the partnerships we have with our members.  Last year, we launched a Member Satisfaction Survey to ensure we are serving as that strong and trusted partner to our members.  This month, as part of our ongoing commitment to understanding member needs and evaluating the effectiveness of the FHLBNY’s products, services, and relationship management efforts, we will launch the 2026 version of the survey.  The survey serves as a key feedback mechanism and provides valuable insight into member perceptions, satisfaction levels, and opportunities for improvement.  The responses we received in 2025 have helped shape and inform our efforts in 2026, and I ask our members to take the time to complete this year’s survey to further strengthen our cooperative.

2026 Director Election Update

I also ask our members to participate in this year’s Director Election process.  Director Election ballot packages will be distributed electronically to eligible members on October 13. This year, two District-wide Independent Director seats are up for election.  Your vote is very important, so we ask that you take the time to review the package upon receipt and promptly return your ballot to the FHLBNY by 5:00 p.m. ET on November 12.  Please refer any election questions you may have to Ronald Crawley, the FHLBNY’s Associate General Counsel, at legal@fhlbny.com.

Separately, as we previously reported to our members, we are pleased to congratulate Ira Robbins, president and CEO of Valley National Bank, and Anthony Labozzetta, president and CEO of Provident Bank, on their respective re-election and election to our Board to serve as a Member Directors representing our New Jersey members.  Both ran unopposed for the two New Jersey Member Director seats open this year.  Our Board and cooperative have benefited tremendously from Director Robbins’ leadership and insights, and we will be further strengthened by adding Mr. Labozzetta’s expertise to the Board.  Our team looks forward to working with Ira, Tony, our entire Board and membership to drive impact in our region and beyond.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.